Exhibit 99.1

Contact:	Joe Beedle, Chairman
(907) 261-3338

NEWS RELEASE

Northrim BanCorp, Inc. Promotes Schierhorn to President and CEO; Beedle Remains Chairman

ANCHORAGE, Alaska - June 26, 2017 - The Board of Directors of Northrim BanCorp Inc., the parent company of Northrim Bank (NASDAQ:NRIM) named Joe Schierhorn as President and CEO of Northrim BanCorp, effective June 26, 2017. Schierhorn will also continue to serve as Northrim BanCorp’s Chief Operating Officer and Northrim Bank’s President and CEO, while Joe Beedle will continue to serve as Chairman of the Board of Directors of Northrim BanCorp and Northrim Bank.
“We continue to implement our strategic plan for executive leadership succession and Mr. Schierhorn has long been a part of that plan,” said Beedle. “Joe Schierhorn is a charter member of our management team and has been a driving force behind our growth and success since inception of the bank. His commitment to our customers, employees and the community are aligned with our mission to be Alaska’s most trusted financial institution.”
Schierhorn started his Northrim career as Vice President, Commercial Loan Officer and Regulatory Compliance Manager in 1990. Joe was promoted first to Senior Vice President then elevated to Executive Vice President and Chief Financial Officer, Chief Operating Officer and finally President & Chief Executive Officer of the Bank.
Joe is a CPA and has a Juris Doctorate/Master of Management degree from Willamette University School of Law and Atkinson Graduate School of Management, having received his bachelor’s degree from Stanford University. He is a graduate of the Pacific Coast Banking School. He has been involved with many organizations including the Anchorage Chamber of Commerce, Anchorage Rotary Club, United Way of Anchorage, Alaska Bankers Association, and the Resource Development Council of Alaska.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. Northrim Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

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Note Transmitted on GlobeNewswire on June 26, 2017, at 1:15 pm Alaska Standard Time.